Exhibit 99

Image Contact:

Jeff Framer

818.407.9100 ext. 299

jframer@image-entertainment.com

IMAGE ENTERTAINMENT ANNOUNCES SALE OF WHOLLY-OWNED
SUBSIDIARY DVDPLANET, INC. TO INFINITY RESOURCES, INC.

Sale Includes DVDPlanet.com Web Site and Retail Store

CHATSWORTH, CA (September 23, 2003) – Image Entertainment, Inc. (NASDAQ: DISK), a leading licensee and distributor of DVD programming in North America, announced today that its wholly-owned subsidiary DVDPlanet, Inc. (formerly known as DVDPlanet.com, Inc.) has sold substantially all of its assets to Planet Entertainment, Inc.  The sale includes the direct-to-consumer Web site www.dvdplanet.com, all associated operations and the DVDPlanet retail store located in Huntington Beach, California.

Planet Entertainment, Inc. is a newly-formed, wholly-owned subsidiary of Chicago-based Infinity Resources, Inc.  Infinity Resources is the parent of I-Serve, the company with which DVDPlanet contracted in June 2003 for the fulfillment of its Internet sales.

Twenty-three full-time and ten part-time DVDPlanet employees have been laid off in connection with the sale, with the remaining eighteen full-time and eighteen part-time employees being offered positions with Planet Entertainment.

Planet Entertainment is paying approximately $2.5 million in cash in connection with the sale, approximately $1 million of which is in the form of accelerated payments under a June 2003 fulfillment agreement with I-Serve.  Planet Entertainment is also assuming DVDPlanet’s leases for its corporate headquarters and retail store and various other liabilities related to the assets being acquired.  Additionally, Infinity Resources is releasing Image from its inventory repurchase guarantee under the fulfillment agreement.

Image expects to accrue a net loss of approximately $700,000 on the sale of the assets, approximately $500,000 of which is attributable to the net book value of customized computer software specific to DVDPlanet operations that is not being purchased by Planet Entertainment.  Image will also expense approximately $400,000 in severance-related compensation liability in connection with the sale, during the quarters ending September 30 and December 31, 2003.  All of the financial estimates concerning the sale are subject to post-closing adjustments and reconciliation.

The sale will eliminate ongoing losses from the long-unprofitable division.  In its Form 10-K for the fiscal year ended March 31, 2003, Image reported that the DVDPlanet business segment incurred losses before income taxes of $1,618,000 ($0.10 per diluted share), $1,575,000 ($0.10 per diluted share) and $2,700,000 ($0.15 per diluted share) for fiscal years ended March 31, 2003, 2002 and 2001, respectively.  In its Form 10-Q for the quarterly period ended June 30, 2003, Image reported that DVDPlanet incurred unaudited losses before income taxes of $448,000 ($0.02 per diluted share) and $373,000 ($0.02 per diluted share) for the three months ended June 30, 2003 and 2002, respectively.

“Online retailing of home entertainment programming is becoming increasingly competitive, with many online retailers offering free shipping and steep discounts,” commented Image COO David Borshell, “Although its customers give DVDPlanet high marks for selection and service, profitability continued to be elusive in this very competitive direct-to-consumer space.  Closing this sale continues to help streamline Image Entertainment and allow us to focus on growing our profitable core business of wholesale licensing and distribution of exclusive programming.”

“I am very pleased that we are able to acquire what is one of the best-known brands in the entertainment sector,” said Dennis Abboud, President and CEO of Infinity Resources, Inc.  “The DVDPlanet website will profitably complement our existing brand portfolio and leverage our strong operational infrastructure.  In addition, the DVDPlanet retail store will give us a foundation on which to build a profitable brick and mortar presence.”

About Image Entertainment, Inc.

Image Entertainment, Inc. is a leading licensee and distributor of DVD programming in North America with in excess of 2,500 exclusive DVD titles in domestic release. The Company also has exclusive videocassette, broadcast, video on demand, audio, streaming video and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, California and maintains domestic distribution from its Las Vegas, Nevada distribution facility. Image maintains international distribution through its sublicense agreements for available programming on DVD and videocassette as well as broadcast.  For more information on Image Entertainment, Inc., please go to www.image-entertainment.com.

About Infinity Resources, Inc.

Infinity Resources, Inc. is a privately held Chicago-based company consisting of proprietary catalog and internet-based retailing and third-party catalog and e-commerce fulfillment operations.  For more information regarding this press release contact Andrew Moscrip at Infinity Resources, Inc., 900 North Rohlwing Road, Itasca, IL  60143, 630.775.3300 or Amoscrip@infinityresourcesinc.com.

Forward-Looking Statements

This press release may contain forward-looking statements under the Private Securities Litigation Reform Act, which are based on the Company’s current expectations and assumptions.  In some cases, forward-looking statements may be identified by forward-looking words like “will,” “should,” “intend,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” or similar words.  Forward-looking statements involve risks and uncertainties, which could cause actual outcomes and results to differ materially from expectations, including, without limitation, the terms and conditions of the transaction, and the risk factors described in the Company’s filings with the Securities & Exchange Commission, which are available on the SEC’s website at www.sec.gov, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.  Except as required by law, the Company disclaims any intention to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.